Exhibit 99.1

The St. Joe Company Reports Third Quarter 2008 Financial Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--November 4, 2008--The St. Joe Company (NYSE:JOE) today announced a Net Loss for the third quarter 2008 of $(19.2) million, or $(0.21) per share, compared to a Net Loss of $(6.8) million, or $(0.09) per share, for the third quarter of 2007. All per share references in this release are presented on a diluted basis.

JOE’s third quarter results included the following significant charges which totaled $13.0 million, or $0.09 per share after-tax:

  Pre-tax restructuring charge of $1.3 million, or $0.01 per share after-tax, and a related $1.9 million pension charge, or $0.01 per share after-tax;
  Pre-tax impairment of $1.3 million and pre-tax loss of $1.9 million related to abandoned property, or an aggregate of $0.02 per share after-tax, associated with certain of JOE’s communities; and
  $6.6 million pre-tax loss, or $0.05 per share after-tax, related to a fair value adjustment on retained interests of monetized installment notes.

For the third quarter of 2007, JOE recorded pre-tax impairment losses totaling $20.4 million, a $5.0 million termination fee paid to a third party management company and the pre-tax gain on the sale of two buildings reported in discontinued operations totaling $10.2 million, for an aggregate Net Loss per share of $0.17 after-tax.

Third Quarter Highlights

“During these extraordinary times that are impacting the entire real estate industry, we continue to make progress in the third quarter fortifying JOE,” said Britt Greene, JOE’s President and CEO. “With virtually no debt and a strong cash position, JOE’s solid balance sheet better positions us to withstand the global financial crisis and the downturn in the Florida real estate market. We remain committed to continuing to manage costs during this prolonged downturn and will maintain our focus on managing our inventory and assets to preserve long-term shareholder value. At the same time, we are focusing on the opportunities presented by the opening of the airport and are positioning JOE for when the real estate markets begin to recover.”

Highlights during the third quarter include:

  JOE entered into a new $100 million revolving credit facility with Branch Banking and Trust Company;
  JOE ended the quarter with $106.3 million of cash after receiving $69.0 million in net cash proceeds from the monetization of $77.9 million of installment notes receivable; and
  After the end of the third quarter, the U.S. District Court in Jacksonville issued a final order denying an attempt to halt construction of the new airport. Meanwhile, construction of the Panama City – Bay County International Airport continued to move forward on time and on budget.

Third Quarter Operating Results

“The third quarter operating results reflect a challenging environment,” said Greene. “The summer selling season in our resort markets was disappointing and the primary home market remains difficult. We continue to see long-term interest in Northwest Florida commercial markets, but they continue to be affected by the current economic conditions.”

  Resort and primary residential sales generated $8.7 million in revenue;
  Commercial land sales generated $2.2 million;
  Rural land sales generated $2.4 million in revenue from the sale of 346 acres; and
  The forestry segment generated $5.9 million in revenue primarily from the sale of 327,000 tons of wood fiber.

Commitment to a Solid Balance Sheet

At September 30, 2008, JOE had cash and pledged treasury securities of $135.7 million, compared to debt of $50.8 million, which includes $29.4 million of defeased debt.

In the third quarter, JOE entered into a new $100 million revolving credit facility with Branch Banking and Trust Company. JOE has not drawn on this facility, which matures in September 2011.

“Given the current state of the capital markets, we are pleased that we were able to close this three-year borrowing facility,” said William S. McCalmont, JOE’s Chief Financial Officer. “We have a solid balance sheet, virtually no debt, and no current plans to draw on this new facility.”

In the third quarter, JOE implemented its previously announced staff reductions. As a result, the company expects to reduce its projected salary run rate for the fourth quarter 2008 by over 40 percent, compared with the same quarter in 2007.

New Panama City Airport at WestBay

“As construction continues on the new Panama City Airport, JOE is aggressively pursuing opportunities for its assets adjacent to the airport in the 75,000-acre WestBay Sector Plan,” said Greene. “JOE is working with regional and national partners to attract economic development projects to WestBay concentrating on economic clusters expected to have significant growth potential. JOE is also working with business groups in Northwest Florida to attract additional air service to the new airport.”

Almost half of the site infrastructure work, including the primary runway, has been completed. The Airport Authority projects a May 2010 opening. A new web site, www.newpcairport.com, has been created by the Airport Authority to provide updates on the new airport construction project.

Last week, the U.S. District Court in Jacksonville dismissed with prejudice the claims challenging the airport’s Clean Water Act Section 404 permit. There is a 60-day appeal period. JOE was an intervener in the case.

Land Holdings and Entitlements

On September 30, 2008, JOE owned approximately 607,000 acres, concentrated primarily in Northwest Florida. Approximately 426,000 acres, or 70 percent, of JOE’s total land holdings are within 15 miles of the coast of the Gulf of Mexico.

On September 30, 2008, JOE’s land-use entitlements in hand or in process totaled approximately 45,600 residential units and approximately 14.4 million square feet of commercial space, as well as an additional 592 acres with land-use entitlements for commercial uses.

Year-to-Date Results

Net Loss for the first nine months of 2008 was $(8.0) million, or $(0.09) per share, compared to Net Income of $38.2 million, or $0.51 per share, for the first nine months of 2007. Included in results for the first nine months of 2008 were the following significant charges:

  $30.6 million pre-tax, or $0.21 per share after-tax, related to a loss on the early extinguishment of debt;
  Pre-tax restructuring charge of $4.3 million, or $0.03 per share after-tax, and a related $1.9 million pension charge, or $0.01 per share after-tax;
  Pre-tax impairment charge of $4.6 million and pre-tax loss of $1.9 million related to abandoned property, or an aggregate of $0.04 per share after-tax; and
  $8.5 million pre-tax loss on the monetization of installment notes, or $0.06 per share after-tax.

Results for the first nine months of 2007 included the pre-tax gain of $7.8 million reported in continuing operations related to the sale of three buildings in which we have continuing involvement and the pre-tax gain on the sale of 14 buildings reported in discontinued operations totaling $47.8 million, for an aggregate Net Income per share of $0.49 after-tax. In addition to the third quarter 2007 charges referenced above, a charge of $2.2 million pre-tax, or $0.02 per share after-tax, was recorded during the first quarter in discontinued operations relating to the 2007 sale of Saussy Burbank.

FINANCIAL DATA
($ in millions except per share amounts)

Consolidated Results

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Revenues
Real estate sales	$13.3	$56.1	$161.4	$227.9
Timber sales	5.9	7.8	20.0	19.4
Rental revenue	0.4	0.4	1.0	2.4
Other revenues	13.2	13.1	34.9	33.6
Total revenues	32.8	77.4	217.3	283.3
Expenses
Cost of real estate sales	8.7	17.6	48.2	110.5
Cost of timber sales	4.9	5.9	14.8	15.7
Cost of rental revenue	0.2	0.2	0.4	1.5
Cost of other revenues	13.6	13.1	37.6	34.1
Other operating expenses	14.4	19.4	43.1	50.4
Corporate expense, net	8.0	8.9	26.0	26.1
Restructuring charge	1.3	(0.3)	4.3	2.6
Impairment losses	1.3	13.0	4.6	13.0
Depreciation and amortization	4.1	5.0	13.3	14.4
Total expenses	56.5	82.8	192.3	268.3
Operating profit (loss)	(23.7)	(5.4)	25.0	15.0
Other income (expense)	(6.9)	(5.2)	(38.6)	(1.4)
Pretax income (loss) from continuing operations	(30.6)	(10.6)	(13.6)	13.6
Income tax (expense) benefit	11.5	4.0	5.6	(1.8)
Minority interest income (expense)	--	(0.1)	0.5	(0.9)
Equity (loss) in income of unconsolidated affiliates	--	(1.0)	(0.3)	--
Discontinued operations, net of tax	(0.1)	0.9	(0.2)	27.3
Net (loss) income	$(19.2)	$(6.8)	$(8.0)	$38.2
Net (loss) income per share	$(0.21)	$(0.09)	$(0.09)	$0.51

Weighted average shares	91,323,588	73,936,181	87,236,860	74,303,359

Revenues by Segment

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Residential
Real estate sales	$8.7	$18.1	$25.8	$79.0
Rental revenue	0.3	0.3	0.9	1.0
Other revenues	13.2	13.1	34.9	33.6
Total Residential	22.2	31.5	61.6	113.6
Commercial
Real estate sales	2.2	6.1	3.1	17.4
Rental revenue	0.1	0.1	0.1	1.4
Other revenues	--	--	--	--
Total Commercial	2.3	6.2	3.2	18.8
Rural Land sales	2.4	31.9	132.5	131.5
Forestry sales	5.9	7.8	20.0	19.4
Total revenues	$32.8	$77.4	$217.3	$283.3

Summary Balance Sheet

	September 30, 2008	December 31, 2007
Assets
Investment in real estate	$930.4	$944.5
Cash and cash equivalents	106.3	24.3
Pledged treasury securities	29.4	30.7
Notes receivable	52.1	56.3
Prepaid pension asset	83.2	109.3
Property, plant and equipment, net	20.2	23.7
Other assets	99.4	67.0
Assets held for sale	5.6	8.1
Total assets	$1,326.6	$1,263.9

Liabilities and Stockholders’ Equity
Debt	$50.8 (1)	$541.2 (1)
Accounts payable, accrued liabilities	129.9	152.3
Deferred income taxes	99.6	83.5
Liabilities of assets held for sale	0.3	0.3
Total liabilities	280.6	777.3
Minority interest	3.0	6.3
Total stockholders’ equity	1,043.0	480.3
Total liabilities and stockholders’ equity	$1,326.6	$1,263.9

Debt Schedule

	September 30, 2008	December 31, 2007
Senior revolving credit facility	$--	$132.0
Senior notes	--	240.0
Term loan	--	100.0
Debt unsecured or secured by properties or securities	50.8(1)	69.2	(1)
Total debt	$50.8	$541.2

(1) Includes debt defeased in connection with the sale of our office portfolio in the amounts of $29.4 million at September 30, 2008 and $30.7 million at December 31, 2007.

Additional Information

Additional information with respect to the Company’s results for the third quarter 2008 will be made available in a Form 8-K and Form 10-Q that will be filed with the Securities and Exchange Commission today.

Conference Call Information

On November 4, 2008, at 10:30 a.m. (EST), JOE will host an interactive conference call to review the company’s results for the quarter ended September 30, 2008.

To participate in the call, please phone 866.409.1555 (for domestic calls from the United States) or 913.312.1455 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a confirmation code which is 3949328. Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or 719.457.0820 (international) using access code 3949328. The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company’s web site at www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this earnings release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;
  future residential and commercial entitlements;
  expected development timetables and projected timing for sales or closings of housing units or home sites in a community;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the anticipated price ranges of developments;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  absorption rates and expected gains on land and home site sales;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including homebuilders;
  the pace at which we release new products for sale;
  comparisons to historical projects;
  the amount of dividends, if any, we pay; and
  the number or dollar amount of shares of company stock which may be purchased under our existing or future share-repurchase programs.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  a continued crisis in the national financial markets and the financial services and banking industries;
  a continued decline in national economic conditions;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  the lack of available mortgage financing, increases in foreclosures and changes in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs to the book value of our real estate assets;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  a failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial development in Northwest Florida;
  competition from other real estate developers;
  changes in pricing of our products and changes in the related profit margins;
  changes in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the development of a proposed new airport in Bay County, which is dependent on the availability of adequate funding and the successful resolution of any legal challenges;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;
  high property tax rates in Florida, and future changes in such rates;
  changes in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2008, The St. Joe Company. “St. Joe,” “JOE,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company, Jacksonville
Media Contact:
Jerry M. Ray, 904-301-4430
jray@joe.com
or
Investor Contact:
David Childers, 904-301-4302
dchilders@joe.com